Filed Pursuant to Rule 424(b)(3)

Registration File No.: 333-288718

BLACKROCK MUNIVEST FUND II, INC.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

BLACKROCK MUNIVEST FUND, INC.

BLACKROCK MUNIYIELD QUALITY FUND III, INC.

Important Information Regarding the Joint Proxy Statement/Prospectus, dated September 4, 2025 for BlackRock MuniVest Fund II, Inc. (“MVT”), BlackRock MuniYield Michigan Quality Fund, Inc. (“MIY”), BlackRock MuniVest Fund, Inc. (“MVF”) and BlackRock MuniYield Quality Fund III, Inc. (“MYI” or the “Acquiring Fund”)

The following changes are made to the Joint Proxy Statement/Prospectus:

The Section of the Joint Proxy Statement/Prospectus entitled “Voting Information and Requirements – Voting Requirement for Proposal 2: The Issuance of Acquiring Fund Common Shares” is deleted in its entirety and replaced with the following information:

Voting Requirement for Proposal 2: The Issuance of Acquiring Fund Common Shares

Proposals	Required Approval of Shareholders
Proposal 2(A): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MVT Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(B): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MIY Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(C): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MVF Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy.

All other references in the Joint Proxy Statement/Prospectus and the accompanying exhibits referencing the vote requirement for shareholders to approve Proposals 2(A), 2(B) and 2(C) are hereby revised and restated to reflect the vote requirements stated in the table above.